Exhibit 4.41

FORM EQUITY INTEREST PLEDGE AGREEMENT

This Equity Interest Pledge Agreement is entered into on the day of [    ] in [    ], the People's Republic of China (hereinafter referred to as the "PRC") by and between the following parties:

Pledgee: [wholly owned subsidiary]
Address: [    ]

Pledgor: [individual shareholder of VIE]
Identity Code: [    ]
Address: [    ]

WHEREAS,

1.	[ ], the Pledgor, is a citizen of [ ]. The Pledgor owns [ ]% of the equity interest in [VIE], [VIE] is a limited liability company registered in [ ], the PRC.

2.
The Pledgee, a wholly foreign-owned company registered in [    ], the PRC, has been licensed by the PRC relevant government authority to carry on the business of Internet technical service. The Pledgee and the Pledgor-owned [VIE] entered into Exclusive Technical Consulting and Services Agreement (the "Service Agreement") on ___________.

3.
In order to make sure that the Pledgee collects technical service fees as normal from [VIE], the Pledgor is willing to pledge all its equity interest in [VIE] to the Pledgee as a security for the Pledgee to collect technical consulting and service fees under the Service Agreement.

In order to define each Party's rights and obligations, the Pledgee and the Pledgor through mutual negotiations hereby enter into this Agreement based upon the following terms:

1.	Definitions

Unless otherwise provided in this Agreement, the following terms shall have the following meanings:

1.1	Pledge means the full content of Article 2 hereunder.

1.2	Equity Interest means all [ ]% equity interest in [VIE] Legally held by the Pledgor.

1.3	Rate of Pledge means the ratio between the value of the pledge under this Agreement and the exclusive technical consulting and service fees under the Service Agreement.

1.4	Term of Pledge means the period provided for under Article 3.2 hereunder.

1.5	Service Agreement means the Exclusive Technical Consulting and Service Agreement entered into by and between [VIE] and the Pledgee on _________.

1.6	Event of Default means any event in accordance with Article 7 hereunder.

1.7	Notice of Default means the notice of default issued by the Pledgee inaccordance with this Agreement.

2.	Assignment and Pledge

2.1	The Pledgor agrees to pledge all its equity interest in [VIE] to the Pledgee.

2.2
Pledge under this Agreement refers to the rights owned by the Pledgee who shall be entitled to have priority in receiving payment by the evaluation or proceeds from the auction or sale of the equity interest pledged by the Pledgor to the Pledgee.

3.	Rate of Pledge And Term of Pledge

3.1	The rate of Pledge

3.1.1	The rate of pledge shall be 100%.

3.2	The term of Pledge

3.2.1
Pledge Contract shall take effect as of the date when the equity interest under this Agreement are recorded in the Register of Shareholder of [VIE] and registered with the competent Administration for Industry and Commerce. The term of the Pledge is the same with the term of Service Agreement.

3.2.2
During the Pledge, the Pledgor shall be entitled to dispose the pledge in accordance with this Agreement in the event that [VIE] fails to pay exclusive technical Consulting and service fee in accordance with the Service Agreement.

4.	Physical Possession of Documents

4.1
During the term of Pledge under this Agreement, the Pledgor shall deliver the physical possession of the Certificate of Distribution and the Name List of Shareholder of [VIE] to the Pledgee within one week as of the date of execution of this Agreement.

4.2	The Pledgee shall be entitled to collect the dividends from the equity interest.

5.	Warranties and Representation of the Pledgor

5.1	The Pledgor is the legal owner of the equity interest.

5.2	The Pledgee shall not be interfered by any other the Pledgee at anytime once Party exercises the rights of the Pledgee in accordance with this Agreement.

5.3	The Pledgee shall be entitled to dispose or assign the pledge inaccordance with this Agreement.

5.4	The Pledgor does not pledge or encumber the equity interest to any other person except for the Pledgee.

6.	Covenant of the Pledgor

6.1	During the effective term of this Agreement, the Pledgor covenants to the Pledgee that the Pledgor shall:

6.1.1
Except the transfer of equity interest, as subject to the exclusive Purchase Right Contract entered into among the Pledgor, Linktone Ltd. and [VIE] on ___________, to Linktone Ltd. or the person designated by Linktone Ltd., not transfer or assign the equity interest, create or permit to create any pledges which may have an adverse effect on the rights or benefits of the Pledgee without prior written consent from the Pledgee;

6.1.2	Comply with and implement laws and regulations with respect to the pledge of rights, present to the Pledgee the notices, orders or suggestions with respect to the Pledge issued or made by the competent authority within five days upon receiving such notices, orders or suggestions and comply with such notices, orders or suggestions, or object to the foregoing matters at the reasonable request of the Pledgee or with consent from the Pledgee.

6.1.3
Timely notify the Pledgee of any events or any received notices which may affect the Pledgor's equity interest or any part of its right, and any events or any received notices which may change the Pledgor's any covenant and obligation under this Agreement or which may affect the Pledgor's performance of its obligations under this Agreement.

6.2
The Pledgor agrees that the Pledgee's right of exercising the Pledge obtained from this Agreement shall not be suspended or hampered through legal procedure by the Pledgor or any successors of the Pledgor or any person authorized by the Pledgor or any other person.

6.3
The Pledgor warrants to the Pledgee that in order to protect or perfect the security over the payment of the technical consulting and service fees under the Service Agreement, the Pledgor shall execute in good faith and cause other parties who have interests in the pledge to execute all the title certificates, contracts, and or perform and cause other parties who have interests to take action as required by the Pledgee and make access to exercise the rights and authorization vested in the Pledgee under this Agreement, and execute all the documents with respect to the changes of certificate of equity interest with the Pledgee or the person(natural person or legal entity) designed by the Pledgee, and provides all the notices, orders and decisions regarded as necessary by the Pledgee with the Pledgee within the reasonable time.

6.4
The Pledgor warrants to the Pledgee that the Pledgor will comply with and perform all the guarantees, covenants, agreements, representations and conditions for the benefits of the Pledgee. The Pledgor shall compensate all the losses suffered by the Pledgee for the reasons that the Pledgor does not perform or fully perform their guarantees, covenants, agreements, representations and conditions.

7.	Event of Default

7.1	The following events shall be regarded as the event of default:

7.1.1	[VIE] fails to make full payment of the exclusive technical consulting and service fees as scheduled under the Service Agreement;

7.1.2	The Pledgor makes any material misleading or fraudulent representations or warranties under Article 5 herein, and/or the Pledgor is in violation of any warranties under Article 5 herein;

7.1.3	The Pledgor violates the covenants under Article 6 herein;

7.1.4	The Pledgor violates any terms and conditions herein;

7.1.5	Except provided otherwise in Article 6.1.1 herein, the Pledgor waives the pledged equity interest or transfers or assigns the pledged equity interest without prior written consent from the Pledgee;

7.1.6
The Pledgor's any external loan, security, compensation,covenants or any other compensation liabilities (1) are required to be repaid or performed prior to the scheduled date; or (2) are due but can not be repaid or performed as scheduled and thereby cause the Pledgee to deem that the Pledgor's capacity to perform the obligations herein is affected;

7.1.7	The Pledgor is incapable of repaying the general debt or other debt;

7.1.8	This Agreement is illegal for the reason of the promulgation of the related laws or the Pledgor's incapability of continuing to perform the obligations herein;

7.1.9
Any approval, permits, licenses or authorization from the competent authority of the government needed to perform this Agreement or validate this Agreement are withdrawn, suspended, invalidated or materially amended;

7.1.10	The property of the Pledgor is adversely changed and cause the Pledgee deem that the capability of the Pledgor to perform the obligations herein is affected;

7.1.11	The successors or assignees of the [VIE] are only entitled to perform a portion of or refuse to perform the payment liability under the Service Agreement;

7.1.12	Other circumstances whereby the Pledgee is incapable of exercising the right to dispose the Pledge in accordance with the related laws.

7.2
The Pledgor shall immediately give a written notice to the Pledgee if the Pledgor is aware of or find that any event under Article 7.1 herein or any events that may result in the foregoing events have happened or is going on.

7.3
Unless the event of default under Article 7.1 herein has been solved to the Pledgee's satisfaction, the Pledgee, at any time when the event of default happens or thereafter, may give a written notice of default to the Pledgor and require the Pledgor to immediately make full payment of the outstanding service fees under the Service Agreement and other payables or dispose the Pledge in accordance with Article 8 herein.

8.	Exercise of the Right of The Pledge

8.1	The Pledgor shall not transfer or assign the pledge without prior written approval from the Pledgee prior to the full repayment of the consulting and service fee under the Service Agreement.

8.2	The Pledgee shall give a notice of default to the Pledgor when the Pledgee exercises the right of pledge.

8.3	Subject to Article 7.3, the Pledgee may exercise the right to dispose the Pledge at any time when the Pledgee gives a notice of default in accordance with Article 7.3 or thereafter.

8.4
The Pledgee is entitled to have priority in receiving payment by the evaluation or proceeds from the auction or sale of whole or part of the equity interest pledged herein in accordance with legal procedure until the outstanding consulting and service fees and all other payables under the Service Agreement are repaid.

8.5	The Pledgor shall not hinder the Pledgee from disposing the Pledge inaccordance with this Agreement and shall give necessary assistance so that the Pledgee could realize his Pledge.

9.	Transfer or Assignment

9.1	The Pledgor shall not donate or transfer his rights and obligations herein without prior consent from the Pledgee.

9.2	This Agreement shall be binding upon the Pledgor and his successors and be effective to the Pledgee and his each successor and assignee.

9.3
The Pledgee may transfer or assign his all or any rights and obligations under the Service Agreement to any individual (natural person or legal entity) at any time. In this case, the assignee shall enjoy and undertake the same rights and obligations herein of the Pledgee as if the assignee is a party hereto. When the Pledgee transfers or assigns the rights and obligations under the Service Agreement, at the request of the Pledgee, the Pledgor shall execute the relevant agreements and/or documents with respect to such transfer or assignment.

9.4	After the Pledgee's change resulting from the transfer or assignment,the new parties to the pledge shall re-execute a pledge contract.

10.	Termination

This Agreement shall not be terminated until the consulting and service fees under the Service Agreement are paid off and [VIE] will not undertake any obligations under the Service Agreement any more, and the Pledgee shall cancel or terminate this Agreement within reasonable time as soon as practicable.

11.	Formalities Fees and Other Charges

11.1
The Pledgor shall be responsible for all the fees and actual expenditures in relation to this Agreement including but not limited to legal fees, cost of production, stamp tax and any other taxes and charges. If the Pledgee pays the relevant taxes in accordance with the laws, the Pledgor shall fully indemnify such taxes paid by the Pledgee.

11.2
The Pledgor shall be responsible for all the fees (including but not limited to any taxes, formalities fees, management fees, litigation fees, attorney's fees, and various insurance premiums in connection with disposition of Pledge) incurred by the Pledgor for the reason that (1) The Pledgor fails to pay any payable taxes, fees or charges in accordance with this Agreement; or (2) The Pledgee has recourse to any foregoing taxes, charges or fees by any means for other reasons.

12.	Force Majeure

12.1
If this Agreement is delayed in or prevented from performing in the Event of Force Majeure ("Event of Force Majeure"), only within the limitation of such delay or prevention, the affected party is absolved from any liability under this Agreement. Force Majeure, which includes acts of governments, acts of nature, fire, explosion, typhoon, flood, earthquake, tide, lightning, war, means any unforeseen events beyond the prevented party's reasonable control and cannot be prevented with reasonable care. However, any shortage of credit, capital or finance shall not be regarded as an event beyond a Party's reasonable control. The Pledge effected by Force Majeure who claims for exemption from performing any obligations under this Agreement or under any Article herein shall notify the other party of such exemption promptly and advice him of the steps to be taken for completion of the performance.

12.2
The Pledge effected by Force Majeure shall not assume any liability under this Agreement. However, subject to the Pledge effected by Force Majeure having taken its reasonable and practicable efforts to perform this Agreement, the Party claiming for exemption of the liabilities may only be exempted from performing such liability as within limitation of the part performance delayed or prevented by Force Majeure. Once causes for such exemption of liabilities are rectified and remedied, the parties agree to resume performance of this Agreement with their best efforts.

13.	Dispute Resolution

13.1	This Agreement shall be governed by and construed in accordance with the PRC law.

13.2
The parties shall strive to settle any dispute arising from the interpretation or performance, or in connection with this Agreement through friendly consultation. In case no settlement can be reached through consultation, each party can submit such matter to China International Economic and Trade Arbitration Commission ("CIETAC") for arbitration. The arbitration shall follow the current rules of CIETAC, and the arbitration proceedings shall be conducted in Chinese and shall take place in Shanghai. The arbitration award shall be final and binding upon the parties.

14.	Notice

14.1
Any notice which is given by the parties hereto for the purpose of performing the rights, duties and obligations hereunder shall be in writing. Where such notice is delivered personally, the time of notice is the time when such notice actually reaches the addressee; where such notice is transmitted by telex or facsimile, the notice time is the time when such notice is transmitted. If such notice does not reach the addressee on business date or reaches the addressee after the business time, the next business day following such day is the date of notice. The delivery place is the address first written above of the parties hereto or the address advised in writing including facsimile and telex from time to time.

15.	Appendices

15.1	The appendices to this Agreement are entire and integral part of this Agreement.

16.	Effectiveness

16.1	This agreement and any amendments, modification, supplements,additions or changes hereto shall be in writing and come into effect upon being executed and sealed by the parties hereto.

16.2	This Agreement is written in Chinese and is executed in two counterparts.

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The Pledgee: [wholly owned subsidiary] (company seal)

Authorized Representative:

The Pledgor: [individual shareholder of VIE]

(Signature)

Appendixes:

1.	Register of Shareholders of [VIE]

2.	Certificate of Capital Contribution of [VIE]

3.	Exclusive Technical Consulting and Services Agreement